EXHIBIT 1.01(B)

– i –

10.6	Captions	16
10.7	Validity	16
10.8	Waiver of Breach	16
10.9	Notice	16

– ii –

MAYTAG CORPORATION

SUPPLEMENTAL RETIREMENT PLAN II

ARTICLE I

INTRODUCTION

1.1	PURPOSE OF THE PLAN; HISTORY. The MAYTAG CORPORATION SUPPLEMENTAL RETIREMENT PLAN II (the “Plan”) is sponsored by Maytag to attract high quality executives and to provide eligible executives with the additional benefits that they would have received under the Qualified Retirement Plan but for the limit imposed on the compensation that can be taken into account under the Qualified Retirement Plan (Code § 401(a)(17)), the limit imposed on the benefits accrued and payable under the Qualified Retirement Plan (Code § 415(b)), or the reduction in compensation that is taken into account under the Qualified Retirement Plan as a result of an election to reduce compensation and receive Elective Deferral Credits under the Maytag Corporation Deferred Compensation Plan II.

The Plan is the successor to the Maytag Corporation Supplemental Retirement Plan I (As Amended and Restated Effective July 1, 2003), as amended by a First, Second, Third, Fourth and Fifth Amendment (the “Prior Plan”). The Fifth Amendment “froze” the Prior Plan to new accruals effective as of December 31, 2004. All obligations under the Prior Plan and its predecessor plans will be satisfied under the Prior Plan, except as explicitly provided in this Plan with respect to benefits accrued under the Prior Plan as of December 31, 2004, but not yet vested as of December 31, 2004.

1.2	NON-QUALIFIED “TOP-HAT” PLAN.

1.2.1	Type of Plan. The Plan is a “top-hat” plan – that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1), and therefore is exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan also is a nonqualified deferred compensation plan subject to Code § 409A.

1.2.2	Savings Clause Relating to Compliance with Code § 409A. To the extent any provision of this Plan does not satisfy the requirements contained in Code § 409A or in any regulations or other guidance issued by the Treasury Department under Code § 409A subsequent to the adoption of this Plan, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Plan or any contrary or inconsistent election made by a Participant.

1.3	PLAN DOCUMENT. The Plan document consists of this document, any appendix to this document and any document that is expressly incorporated by reference into this document.

1.4	EFFECTIVE DATE OF DOCUMENT. The Plan (as stated in this document) is effective December 1, 2004, and will apply to all amounts accrued under this Plan after December 31, 2004, and any amounts accrued under the Prior Plan which are not vested as of December 31, 2004, as determined under the terms of the Prior Plan and the guidance issued by the Treasury Department.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	DEFINITIONS.

2.1.1	“Affiliate” means any business entity that is required to be aggregated and treated as one employer with Maytag under Code § 414(b) or (c).

2.1.2	“Beneficiary” means a person or persons designated as such pursuant to Sec. 6.2.2.

2.1.3	“Board” means the Board of Directors of Maytag.

2.1.4	“Cash Balance Formula Participant” means a Participant who is participating in the cash balance pension formula under the Qualified Retirement Plan.

2.1.5	“Change of Control” means:

(a)	Acquisition of 20% Control. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-percent (20%) or more of either (1) the then-outstanding shares of common stock of Maytag (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of Maytag entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that, for purposes of this paragraph (a), the following acquisitions shall not constitute a Change of Control:

(1)	Any acquisition directly from Maytag;

(2)	Any acquisition by Maytag;

(3)	Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Maytag or an Affiliate; or

(4)	Any acquisition by any corporation pursuant to a transaction that complies with paragraphs (1), (2) and (3) of subsection (c).

(b)	Change in Board. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that, any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Maytag’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c)	Certain Business Combinations. Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Maytag or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Maytag, or the acquisition of assets or stock of another entity by Maytag or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination:

(1)	All or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Maytag or all or substantially all of Maytag’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be;

(2)	No Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Maytag or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; and

(3)	At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(d)	Liquidation or Dissolution. Approval by the shareholders of Maytag of a complete liquidation or dissolution of Maytag.

2.1.6	“Code” means the Internal Revenue Code of 1986, as amended.

2.1.7	“Eligible Group” means any person within the group consisting of those Employees who are:

(a)	On payroll in the United States;

(b)	In exempt Salary Band 18 (or above); and

(c)	Participants in the Qualified Retirement Plan.

The ERISA Executive Committee in its sole and absolute discretion may determine that an Employee described above will not be in the Eligible Group, or may determine that an Employee not described above will be in the Eligible Group. However, the Plan is intended to cover only those Employees who are in a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1); and, accordingly, if any interpretation is issued by the Department of Labor that would exclude any Employee from satisfying that requirement, such Employee immediately will cease to be in the Eligible Group.

2.1.8	“Employee” means any common-law employee of Maytag or an Affiliate (while it is an Affiliate). A “Key Employee” means any Employee who, at Termination of Employment or such other time as is required to be considered under Code § 409A, is a “key employee” as defined under Code § 416(i) (applied without regard to paragraph (5) thereof), determined in the same manner as the determination is made under the Qualified Retirement Plan (for example, using the same definition of “compensation” as used for this purpose under the Qualified Retirement Plan).

2.1.9	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.1.10	“Maytag” means Maytag Corporation, or any successor in interest by reason of a reorganization, merger or similar corporate transaction.

2.1.11	“Participant” means an Employee who is in the Eligible Group, or a current or former Employee who is not in the Eligible Group but has benefits due to him/her under the Plan. “Active Participant” means an Employee who is in the Eligible Group.

2.1.12	“Participating Affiliate” means any Affiliate (while it is an Affiliate) which employs one or more Employees who are in the Eligible Group.

2.1.13	“Plan Year” means the calendar year.

2.1.14	“Potential Change of Control” means any of the following:

(a)	The commencement by any Person (as defined in Sec. 2.1.5) of a tender or exchange offer or a proxy contest that would ultimately result in a Change of Control;

(b)	The execution of a letter of intent, agreement in principle or definitive agreement by Maytag that would ultimately result in a Change of Control;

(c)	The public announcement by any Person of such Person’s intent to take or consider taking actions which, if consummated, would result in a Change of Control; or

(d)	The adoption by the Board or the ERISA Executive Committee of a resolution to the effect that a Change of Control is imminent for purposes of the Plan.

If one-third (1/3rd) of the then current Active Participants, separately or together, provide a written statement to the ERISA Executive Committee that, in their good faith opinion, a Potential Change of Control has occurred, then a Potential Change of Control will be deemed to have occurred for purposes of the Plan unless Maytag, within ten (10) business days after such statement has been received from such Participants, provides the Participants with an opinion of a nationally or regionally recognized law firm that a Potential Change of Control has not occurred for purposes of the Plan.

2.1.15	“Prior Plan” means the Maytag Corporation Supplemental Retirement Plan I (As Amended and Restated Effective July 1, 2003), as amended, which was frozen to new accruals effective December 31, 2004.

2.1.16	“Prior Plan Offset” means the following:

(a)	In the case of a Traditional Formula Participant (or, for purposes of Sec. 6.1.1, the Spouse of a Traditional Formula Participant), the Prior Plan Offset is the life annuity that is (or would be) paid under the Prior Plan starting as of the earliest payment date on which the Participant (or Spouse) could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment; or

(b)	In the case of a Cash Balance Formula Participant, the Prior Plan Offset is the lump-sum payment that is (or would be) paid under the Prior Plan starting as of the earliest payment date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment.

Maytag will determine the Prior Plan Offset in any reasonable manner, taking into account any Treasury regulations or guidance with respect to amounts that are “grandfathered” under Code § 409A. The Prior Plan Offset will not include any accrual under the Prior Plan that vests after December 31, 2004, and is thus covered by this Plan. Further, the Prior Plan Offset will be determined disregarding any enhanced benefit provided for under Sec. 4.3.3 of the Prior Plan (which enhanced benefit will continue to be provided for under the Prior Plan).

Whenever this document references a lump-sum or annuity that “would be” paid under the Prior Plan or Qualified Retirement Plan as of a given date, such lump-sum or annuity will be determined as if the Participant had received (or started to receive) his/her benefit under the Prior Plan or Qualified Retirement as of the specified date, regardless of whether the benefit under such plan is actually paid then or at another time.

2.1.17	“Qualified Retirement Plan” means the Maytag Corporation Employees’ Retirement Plan.

2.1.18	“Separation from Service” means that an individual has had a Termination of Employment and has permanently discontinued providing services to Maytag and its Affiliates in any capacity (for example, as a consultant or independent contractor) and has otherwise had a separation from service recognized as such under Code § 409A.

2.1.19	“Spouse” means a person of the opposite sex to whom the Participant is legally married as of the determination date (including a common-law spouse in any state that recognizes common-law marriage, provided that acceptable proof and certification of common-law married status has been received by Maytag).

2.1.20	“Supplemental Pension” means the benefit payable to a Participant in the form of an annuity or in any other form of payment under the provisions of the Plan.

2.1.21	“Termination of Employment” means that the common-law employer-employee relationship has ended between the individual and Maytag and its Affiliates, as determined under the employment policies and practices of Maytag (including by reason of voluntary or involuntary termination, retirement, death, failure to return from a recognized leave of absence, etc.). For an Employee working for an Affiliate, a termination of employment will occur upon the sale of the stock of such employer such that it no longer satisfies the definition of an Affiliate (assuming the individual continues in the employ of that employer or a new affiliate of that employer after the sale). A termination of employment does not occur merely as a result of transfer of employment from one Affiliate to another Affiliate, or from Maytag to an Affiliate or from an Affiliate to Maytag.

2.1.22	“Traditional Formula Participant” means any Participant who is participating in the traditional pension formula under the Qualified Retirement Plan.

2.1.23	“Trustee” means the trustee of a trust established pursuant to Sec. 7.2.

2.1.24	“Vested” means that the Participant has a Separation from Service under circumstances where he/she is vested under Sec. 5.1, and the termination does not result in divestment under Sec. 5.2.

2.2	CHOICE OF LAW. The Plan will be governed by the laws of the State of Iowa to the extent that such laws are not preempted by the laws of the United States. All controversies, disputes, and claims arising hereunder must be submitted to the United States District Court for the Southern District of Iowa.

ARTICLE III

PARTICIPATION

3.1	PARTICIPATION.

3.1.1	Eligible Group. All Employees who are in the Eligible Group will be eligible to participate in the Plan.

3.1.2	Enrollment. Enrollment generally is not required; rather, an Employee will automatically become an Active Participant on the date he/she enters the Eligible Group. However, in the case of a Traditional Formula Participant in the Prior Plan immediately prior to January 1, 2005, such Employee will be required to enroll in this Plan (by filing a distribution election form) to continue as an Active Participant on and after January 1, 2005.

3.2	END OF PARTICIPATION. An Employee who is in the Eligible Group will continue to be an Active Participant for so long as the Plan remains in effect and he/she remains in the Eligible Group. A Participant will continue as such until he/she has received full payment of all benefits due to him/her under the Plan.

ARTICLE IV

SUPPLEMENTAL PENSION BENEFITS

4.1	SUPPLEMENTAL PENSION – TRADITIONAL FORMULA PARTICIPANT.

4.1.1	Supplemental Pension. A Vested Traditional Formula Participant will be entitled to a Supplemental Pension which, when expressed as a single-life annuity, will have monthly payments equal to A minus B minus C where:

“A” =	The monthly amount that would have been payable to the Participant under the Qualified Retirement Plan in the form of a life annuity starting on the earliest payment date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment, if the pension under the Qualified Retirement Plan were determined without regard to:

(i)	The limit on compensation taken into account under the Qualified Retirement Plan under Code § 401(a)(17);

(ii)	The limit on the benefit accrued and payable under the Qualified Retirement Plan under Code § 415(b); and

(iii)	The exclusion of amounts deferred by the Participant under the Maytag Corporation Deferred Compensation Savings Plan II (or other non-qualified deferred compensation plan maintained or previously maintained by Maytag or a Participating Affiliate) from the compensation base used in determining the benefit accrued and payable under the Qualified Retirement Plan.

“B” = The	Prior Plan Offset.

“C” = The	monthly amount that is (or would be) payable to the Participant under the Qualified Retirement Plan in the form of a life annuity starting as of the earliest payment date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment.

4.1.2	Time of Payment. A Traditional Formula Participant will receive his/her Supplemental Pension as of the following date:

(a)	Key Employees. In the case of a Participant who is a Key Employee, payments will commence as of the later of:

(1)	The calendar month beginning six (6) months after the Participant’s Separation from Service, or as soon as administratively practicable thereafter (in this case, there will be no adjustment to account for delayed commencement past the date specified in paragraph (2)); or

(2)	The calendar month that includes the earliest date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment.

(b)	Participants Other than Key Employees. In the case of any other Participant, payments will commence as of the later of:

(1)	The calendar month beginning after the Participant’s Separation from Service, or as soon as administratively practicable thereafter (in this case, there will be no adjustment to account for delayed commencement past the date specified in paragraph (2)); or

(2)	The calendar month that includes the earliest date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment.

Payments are generally made as of the last day of the calendar month.

4.1.3	Form of Payment. The Supplemental Pension for a Traditional Formula Participant will be paid in one of the following payment forms:

(a)	A life annuity – that is, a monthly annuity payable to the Participant for life; or

(b)	A joint and survivor annuity – that is, a monthly annuity payable to the Participant for life and, upon the Participant’s death, if the Participant’s designated Beneficiary survives the Participant, a monthly annuity payable to the Participant’s Beneficiary for life equal to fifty percent (50%), sixty percent (60%) or one-hundred percent (100%), as selected by the Participant, of the annuity previously payable to the Participant.

A joint and survivor annuity will be the actuarial equivalent of the life annuity starting on the same date. Actuarial equivalence for this purpose will be determined using the following actuarial assumptions: Interest – seven percent (7%) annual rate; Mortality – the mortality table prescribed by the Internal Revenue Service for purposes of Code § 417(e) (as specified in Revenue Ruling 2001-62 or as specified in any subsequent ruling, regulation, or other guidance of general applicability that supercedes Revenue Ruling 2001-62 for distributions with a Benefit Commencement Date on or after the earliest available date thereunder).

4.1.4	Payment Form Election Procedures. A payment form election must be made in such manner and in accordance with such rules as may be prescribed for this purpose by Maytag (including by means of a voice response or other electronic system under circumstances authorized by Maytag).

A payment form election will be effective only if it is received in properly completed form by Maytag as part of the enrollment in the Plan prior to January 1, 2005; provided that, a Participant may elect to change his/her payment form provided that a properly completed form is received by Maytag at least twelve (12) months prior to Termination of Employment.

4.1.5	Elections Required. A Participant will be required to file a form of payment election as a condition of participation in the Plan.

4.2	SUPPLEMENTAL PENSION – CASH BALANCE FORMULA PARTICIPANT.

4.2.1	Supplemental Pension. A Vested Cash Balance Formula Participant will be entitled to a Supplemental Pension which, when expressed in the form of a single lump-sum payment, will equal the greater of A or B where:

“A” =	An amount equal to 1 minus 2 minus 3 where:

1 =	The lump-sum payment that would be payable to the Participant under the Qualified Retirement Plan on the earliest payment date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment, if the pension under the Qualified Retirement Plan were determined without regard to:

(i)	The limit on compensation taken into account under the Qualified Retirement Plan under Code § 401(a)(17);

(ii)	The limit on the benefit accrued and payable under the Qualified Retirement Plan under Code § 415(b); and

(iii)	The exclusion of amounts deferred by the Participant under the Maytag Corporation Deferred Compensation Plan II (or other non-qualified deferred compensation plan maintained or previously maintained by Maytag or a Participating Affiliate) from the compensation base used in determining the benefit accrued and payable under the Qualified Retirement Plan.

2 =	The Prior Plan Offset.

3 =	The amount that is (or would be) payable to the Participant under the Qualified Retirement Plan in the form of a lump-sum payment on the earliest payment date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment.

“B” = An	amount equal to 1 minus 2 minus 3 where:

1 =	The present value of the single life annuity that is (or would be) payable to the Participant under the Qualified Retirement Plan on the earliest payment date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment, determined based strictly upon the benefit accrued under the Qualified Retirement Plan as of June 30, 2003, and determined without regard to:

(i)	The limit on compensation taken into account under the Qualified Retirement Plan under Code § 401(a)(17);

(ii)	The limit on the benefit accrued and payable under the Qualified Retirement Plan under Code § 415(b); and

(iii)	The exclusion of amounts deferred by the Participant under the Maytag Corporation Deferred Compensation Plan (or other non-qualified deferred compensation plan maintained or previously maintained by Maytag or a Participating Affiliate) from the compensation base used in determining the benefit accrued and payable under the Qualified Retirement Plan.

2 =	The Prior Plan Offset.

3 =	The present value of the single life annuity that is (or would be) payable to the Participant under the Qualified Retirement Plan on the earliest payment date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment, determined based strictly upon the benefit accrued under the Qualified Retirement Plan as of June 30, 2003.

Present value for this purpose will be determined using the following actuarial assumptions: Interest – seven percent (7%) annual rate; Mortality – the mortality table prescribed by the Commissioner of the Internal Revenue Service for purposes of Code § 417(e) (as specified in Revenue Ruling 2001-62 or as specified in any subsequent ruling, regulation, or other guidance of general applicability that supercedes Revenue Ruling 2001-62 for distributions with a Benefit Commencement Date on or after the earliest available date thereunder).

4.2.2	Time of Payment. A Cash Balance Formula Participant will receive his/her Supplemental Pension as of the following date:

(a)	Key Employees. In the case of a Participant who is a Key Employee, payment will be made in the calendar month beginning six (6) months after the Participant’s Separation from Service, or as soon as administratively practicable thereafter (in this case, there will be no adjustment to account for delayed commencement past the date specified in paragraph (b)); or

(b)	Participants Other than Key Employees. In the case of any other Participant, payment will be made in the calendar month after the Participant’s Separation from Service, or as soon as administratively practicable thereafter.

If Separation from Service occurs after Termination of Employment, there will be no adjustment to account for delayed commencement past the earliest payment date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan following Termination of Employment.

Payments are generally made as of the last day of the calendar month.

4.2.3	Form of Payment. The Supplemental Pension for a Cash Balance Formula Participant will be paid in the form of a lump-sum payment, and no optional forms of payment are available to the Participant.

4.3	SPECIAL RULES.

4.3.1	No Duplicative Benefits. In no event will any benefits be payable under this Plan that would duplicate benefits that become payable under the Prior Plan or any other non-qualified retirement plan maintained by Maytag or any Affiliate based upon the same period of service for Maytag or Affiliate.

4.3.2	Benefits Due Only for Time in Eligible Group. If a Participant ceases to be in the Eligible Group prior to his/her actual Termination of Employment (for example, if the ERISA Executive Committee exercises its discretion to remove the Employee from the Eligible Group), the Supplemental Pension payable to the Participant will be determined as follows:

(a)	In the case of a Traditional Formula Participant, the Supplemental Pension will be the lesser of A or B where:

“A” =	The Supplemental Pension that would be payable if the Participant had a Termination of Employment as of the date he/she ceased to be in the Eligible Group; and

“B” =	The Supplemental Pension that would be payable if the Participant had continued in the Eligible Group to the date of his/her actual Termination of Employment.

(b)	In the case of a Cash Balance Formula Participant, the Supplemental Pension will be determined under Sec. 4.2.1 except that “A” under that formula will equal the lump-sum payment that would be payable to the Participant under the Qualified Retirement Plan if the Participant had a Termination of Employment as of the date he/she ceased to be in the Eligible Group, with such lump-sum amount credited with interest credits at the same rate and at the same time as under the Qualified Retirement Plan from the date he/she ceased to be in the Eligible Group to the earliest payment date on which the Participant could elect to receive his/her pension under the Qualified Retirement Plan.

4.3.3	Cash-Out of Small Benefits. Any contrary provision notwithstanding, if, upon the Participant’s Separation from Service, the present value of the Supplemental Pension payable to such Participant does not exceed ten thousand dollars ($10,000), a lump-sum of such present value will be paid to the Participant as soon as administratively practicable following Separation from Service (or six (6) months following Separation from Service in the case of a Key Employee) in full satisfaction of all rights under this Plan; provided that, for purposes of determining whether the cash-out limit is exceeded, all nonqualified deferred compensation amounts payable to the Participant by Maytag and its Affiliates will be aggregated if and to the extent required under Code § 409A.

Present value for this purpose will be determined using the following actuarial assumptions: Interest – the annual rate of interest prescribed by the Internal Revenue Service for purposes of Code § 417(e), with the interest rate prescribed for September applying with respect to any payment date during the next Plan Year; Mortality – the mortality table prescribed by the Internal Revenue Service for purposes of Code § 417(e) (as specified in Revenue Ruling 2001-62 or as specified in any subsequent ruling, regulation, or other guidance of general applicability that supercedes Revenue Ruling 2001-62 for distributions with an annuity starting date on or after the earliest available date thereunder).

ARTICLE V

VESTING

5.1	VESTING. A Participant will be entitled to a Supplemental Pension under this Plan only if he/she has a fully vested and nonforfeitable interest in his/her pension under the Qualified Retirement Plan, subject to divestment under Sec. 5.2.

5.2	DIVESTMENT IN THE EVENT OF DISCHARGE FOR CAUSE. A Participant will forfeit his/her Supplemental Pension under this Plan in the event of Termination of Employment by reason of a discharge for cause. In such case, Maytag and its Affiliates will cease to have any obligations under the Plan to such Participant or the Beneficiary of such Participant.

A “discharge for cause” for this purpose means a discharge from the employment with Maytag and all its Affiliates because of a dishonest act which, as determined by the ERISA Executive Committee in its sole discretion, results in significant injury to Maytag or any Affiliate, or to the business reputation or financial structure of Maytag or any Affiliate.

5.3	FORFEITURE. If a Participant has a Termination of Employment before he/she is Vested, or if Termination of Employment results in divestment under Sec. 5.2, he/she will permanently forfeit his/her Supplemental Pension. However, if a Participant, other than a Participant divested pursuant to Sec. 5.2, is subsequently rehired by Maytag or a Participating Affiliate, while it is a Participating Affiliate, and is eligible to have his/her divested benefits under the Qualified Retirement Plan reinstated, such Participant’s Supplemental Pension shall also be reinstated.

ARTICLE VI

DISTRIBUTIONS AFTER DEATH

6.1	SURVIVOR BENEFITS – TRADITIONAL FORMULA PARTICIPANTS.

6.1.1	Precommencement Survivor Benefit. If a Vested Traditional Formula Participant dies prior to commencement of his/her Supplemental Pension, and he/she has a Spouse to whom he/she has been married throughout the one (1) year period ending on the date of death, the Spouse will be entitled to a survivor benefit under the Plan equal to the actuarial equivalent of A minus B minus C where:

“A” =	The monthly amount that would have been payable to the Spouse as a survivor benefit under the Qualified Retirement Plan in the form of a life annuity starting on the earliest payment date on which the Spouse could elect to receive his/her survivor benefit under the Qualified Retirement Plan following the death of the Participant if the Participant’s pension under the Qualified Retirement Plan were determined without regard to:

(i)	The limit on compensation taken into account under the Qualified Retirement Plan under Code § 401(a)(17);

(ii)	The limit on the benefit accrued and payable under the Qualified Retirement Plan under Code § 415(b); and

(iii)	The exclusion of amounts deferred by the Participant under the Maytag Corporation Deferred Compensation Plan II (or other non-qualified deferred compensation plan maintained or previously maintained by Maytag or a Participating Affiliate) from the compensation base used in determining the benefit accrued and payable under the Qualified Retirement Plan.

“B” =	The Prior Plan Offset.

“C” =	The monthly amount that is (or would be) payable as a survivor benefit to the Spouse under the Qualified Retirement Plan in the form of a life annuity starting as of the earliest payment date on which the Spouse could elect to receive his/her survivor benefit under the Qualified Retirement Plan following the death of the Participant.

The Spouse of a Traditional Formula Participant will receive his/her survivor benefit as of the earliest payment date on which the Spouse could elect to receive his/her survivor benefit under the Qualified Retirement Plan following the death of the Participant.

6.1.2	Other Survivor Benefits. No survivor benefits are payable to anyone with respect to a Traditional Formula Participant except as provided in Sec. 6.1.1.

6.1.3	Cash-Out of Small Benefits. Any contrary provision notwithstanding, if, upon the death of the Participant, the present value of the survivor benefit payable to his/her Spouse does not exceed ten thousand dollars ($10,000), a lump-sum of such present value will be paid to the Spouse as soon as administratively practicable following the death of the Participant in full satisfaction of all rights under this Plan; provided that, for purposes of determining whether the cash-out limit is exceeded, all nonqualified deferred compensation amounts payable with respect to the Participant by Maytag and its Affiliates will be aggregated if and to the extent required under Code § 409A.

Present value for this purpose will be determined using the following actuarial assumptions: Interest – the annual rate of interest prescribed by the Internal Revenue Service for purposes of Code § 417(e), with the interest rate prescribed for September applying with respect to any payment date during the next Plan Year; Mortality – the mortality table prescribed by the Internal Revenue Service for purposes of Code § 417(e) (as specified in Revenue Ruling 2001-62 or as specified in any subsequent ruling, regulation, or other guidance of general applicability that supercedes Revenue Ruling 2001-62 for distributions with an annuity starting date on or after the earliest available date thereunder).

6.2	SURVIVOR BENEFITS – CASH BALANCE FORMULA PARTICIPANTS.

6.2.1	Precommencement Survivor Benefit. If a Vested Cash Balance Formula Participant dies prior to payment of his/her Supplemental Pension, his/her Beneficiary will be entitled to a survivor benefit under the Plan in an amount equal to the lump-sum payment that would have been payable to the Participant under Sec. 4.2. The survivor benefit will be paid in the form of a lump-sum payment as soon as administratively practicable after the death of the Participant and the entitlement of the Beneficiary has been determined.

6.2.2	Beneficiary. A Participant’s Beneficiary for purposes of the survivor benefit payable under this Article VI will be the same person or persons who are his/her beneficiary under the Qualified Retirement Plan (including any default beneficiary under the Qualified Retirement Plan).

ARTICLE VII

CONTRACTUAL OBLIGATIONS AND FUNDING

7.1	CONTRACTUAL OBLIGATIONS.

7.1.1	Obligations of Employer. The Plan creates a contractual obligation on the part of Maytag and each Participating Affiliate to provide benefits as set forth in the Plan with respect to:

(a)	Current Employees. Participants who are employed with Maytag or that Participating Affiliate;

(b)	Former Employees. Participants who were employed with Maytag or that Participating Affiliate prior to Termination of Employment; and

(c)	Beneficiaries. Beneficiaries of the Participants described in (a) and (b).

A Participating Affiliate is not responsible for (and has no contractual obligation with respect to) benefits payable to a Participant who is or was employed with Maytag or a Participating Affiliate. If a Participant is employed with two or more employers (Maytag and a Participating Affiliate, or two or more Participating Affiliates, etc.), either concurrently or at different times, each will be responsible for the benefit attributable to the period of service with such employer.

Notwithstanding the contractual obligation, no Participant or Beneficiary entitled to benefits under this Plan has any right, title or claim in or to any specific assets of Maytag or any Participating Affiliate, but instead has the right of a general creditor of such employer.

7.1.2	Guarantee by Company. Maytag will guarantee and assume secondary liability for the contractual commitment of each Participating Affiliate under Sec. 7.1.1.

7.2	FUNDING.

7.2.1	Establishment and Funding of Rabbi Trust. Maytag will establish a “rabbi” trust to serve as a funding vehicle for benefits payable under the Plan. However, neither Maytag nor any Participating Affiliate will have any obligation to fund such trust except in the event of a Change of Control or a Potential Change of Control. In such event, Maytag and each Participating Affiliate will be obligated to immediately deposit into the trust an amount equal to the present value of the accrued but unpaid Supplemental Pension of all Participants (whether or not vested) and the accrued but unpaid survivor benefit of all Beneficiaries of deceased Participants (including Participants and Beneficiaries who have deferred benefits or are in pay status under the Plan) with respect to which it has a contractual obligation under Sec. 7.1.1. However, the funding obligation of any Participating Affiliate may be satisfied by another Participating Affiliate, and Maytag will guarantee and assume secondary liability for the funding obligation of each Participating Affiliate. The rabbi trust hereby established may be revocable, provided that it must become irrevocable in the event of a Change of Control.

The rabbi trust hereby established will be invested in the manner directed by the Investment Committee of Maytag.

7.2.2	Effect on Contractual Benefit Obligations. The establishment and funding of a rabbi trust will not affect the contractual obligations of Maytag and its Participating Affiliates under Sec. 7.1, except that such obligations with respect to any Participant or Beneficiary will be offset to the extent that payments actually are made from the trust to such Participant or Beneficiary.

7.2.3	Prefunding and Use of Other Rabbi Trusts. The amount that Maytag and the Participating Affiliates are obligated to fund to a rabbi trust under Sec. 7.2.1 in the event of a Change of Control or Potential Change of Control will be offset by the then current balance of the rabbi trust resulting from prior funding of such trust by Maytag or a Participating Affiliate to the extent such balance is attributable to this Plan. Similarly, if another rabbi trust also exists at the time of a Change of Control or Potential Change of Control to fund benefits payable under this Plan, and such other rabbi trust is irrevocable or becomes irrevocable upon a Change in Control, then the amount that Maytag and the Participating Affiliates are obligated to fund to a rabbi trust under Sec. 7.2.1 will be offset by the then current balance of such other rabbi trust to the extent such balance is attributable to this Plan.

Any rabbi trust used to fund benefits payable under this Plan may be used to fund benefits payable under any other non-qualified deferred compensation plan maintained by Maytag or a Participating Affiliate; provided that, if a funding obligation arises under Sec. 7.2.1, the portion of the trust assets attributable to this Plan will thereafter be accounted for separately under the trust, and such assets will be used solely to fund benefits payable under this Plan.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1	RIGHT TO AMEND OR TERMINATE. Maytag may amend or terminate the Plan at any time and for any reason by action of the following:

(a)	Board of Directors. By action of the Board or its Compensation Committee.

(b)	ERISA Executive Committee or Chief Executive Officer. By action of the ERISA Executive Committee or the Chief Executive Officer of Maytag, provided the amendment does not have a material cost impact to Maytag and its Participating Affiliates. Whether an amendment will have a material cost impact will be determined by the ERISA Executive Committee or Chief Executive Officer in its/his/her sole and absolute discretion, using such standard for materiality and such measurement method for cost as it deems appropriate.

However, during the twenty-four (24) months immediately following a Change in Control, the amendment or termination of the Plan will require the written consent of a majority of the Participants who would be affected by such amendment or termination of the Plan.

8.2	EFFECT OF TERMINATION.

8.2.1	No Negative Effect on Accrued Benefit. An amendment or termination of the Plan may not have the effect of reducing the overall benefit attributable to the period prior to amendment or termination and payable to the Participant under the Qualified Retirement Plan or this Plan. This will not prohibit an amendment that reduces or eliminates the benefit accrued and payable under this Plan and shifts the liability for such benefit to another non-qualified retirement plan maintained by Maytag or to the Qualified Retirement Plan.

8.2.2	Other Effects of Termination. After termination of the Plan, no additional benefits attributable to periods after the date of termination will accrue under the Plan for any Participant. The Supplemental Pension payable to any Participant after the termination of the Plan will equal the Supplemental Pension determined as if the Participant’s Termination of Employment occurred on the date of termination of the Plan.

Distribution following termination of the Plan will be made at the same time and in the same form as if the termination had not occurred, and termination will not result in any acceleration of any distribution under the Plan.

ARTICLE IX

ADMINISTRATION

9.1	ADMINISTRATION.

9.1.1	Company. Maytag is the administrator of the Plan with authority to control and manage the operation and administration of the Plan and make all decisions and determinations incident thereto. Except as provided in Sec. 9.1.2, action on behalf of Maytag as administrator may be taken by any of the following:

(a)	ERISA Executive Committee. The ERISA Executive Committee of Maytag is responsible determining whether an Employee should be removed from the Eligible Group or added to the Eligible Group, and making all determinations expressly specified in the Plan.

(b)	Policy and Oversight Committee. The Policy and Oversight Committee of Maytag is responsible for all matters relating to the overall and day-to-day administration of the Plan, and the selection and monitoring of non-investment service providers (including the selection of recordkeeper) with respect to the Plan.

(c)	Investment Committee. The Investment Committee of Maytag is responsible for all investment matters relating to the Plan, including the investment of assets that may be (but are not required to be) set aside to hedge liabilities resulting from the Plan, and actual investment of any rabbi trust assets if such a trust is established and funded, including the selection and monitoring investment providers (including the Trustee) with respect to the Plan.

Day-to-day non-discretionary administration of the Plan may be performed by the Human Resources Department.

9.1.2	Benefit Determinations in the Event of a Change of Control. In the event of a Change of Control, Maytag will engage a nationally or regionally recognized accounting or benefits consulting firm that will assume responsibility for determining whether benefits are payable, and the amount of benefits payable, under the Plan. The firm so engaged will have full authority to direct payments from the rabbi trust established under Sec. 7.2, to make claim determinations under Sec. 9.3, and to take any and all other action necessary for claims administration. If Maytag fails to engage such firm, then one-third (1/3rd) of the then current Active Participants collectively may engage an accounting or benefits consulting firm on behalf of the Plan upon prior notice to the ERISA Executive Committee and the Trustee.

Any fees charged by an accounting or benefits consulting firm engaged hereunder will be paid by Maytag. However, if such fees are not paid by Maytag, they may be paid out of the rabbi trust established under Sec. 7.2, in which case Maytag will have a contractual obligation to reimburse the trust for any fees so paid.

This provision will continue to apply for a period of twenty-four (24) months immediately following a Change of Control.

9.1.3	Third-Party Service Providers. Maytag may from time to time contract with or appoint a recordkeeper or other third-party service provider for the Plan. Any such recordkeeper or other third-party service provider will serve in a non-discretionary capacity and will act in accordance with directions given and/or procedures established by Maytag.

9.1.4	Rules of Procedure. Maytag may establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.

9.2	CORRECTION OF ERRORS AND DUTY TO REVIEW INFORMATION.

9.2.1	Correction of Errors. Errors may occur in the operation and administration of the Plan. Maytag reserves the right to cause such equitable adjustments to be made to correct for such errors as it considers appropriate (including adjustments to Participant or Beneficiary pension statements), which will be final and binding on the Participant or Beneficiary.

9.2.2	Participant Duty to Review Information. Each Participant and Beneficiary has the duty to promptly review any information that is provided or made available to the Participant or Beneficiary and that relates in any way to the operation and administration of the Plan or his/her payment elections under the Plan and to notify Maytag of any error made in the operation or administration of the Plan that affects the Participant or Beneficiary within thirty (30) days of the date such information is provided or made available to the Participant or Beneficiary (for example, the date the information is sent by mail or the date the information is provided or made available electronically). If the Participant or Beneficiary fails to review any information or fails to notify Maytag of any error within such period of time, he/she will not be able to bring any claim seeking relief or damages based on the error.

If Maytag is notified of an alleged error within the thirty (30) day time period, Maytag will investigate and either correct the error or notify the Participant or Beneficiary that it believes that no error occurred. If the Participant or Beneficiary is not satisfied with the correction (or the decision that no correction is necessary), he/she will have sixty (60) days from the date of notification of the correction (or notification of the decision that no correction is necessary), to file a formal claim under the claims procedures under

Sec. 9.3.

9.3	CLAIMS PROCEDURE

9.3.1	Claims Procedure. If a Participant or Beneficiary does not feel as if he/she has received full payment of the benefit due to such person under the Plan, or if a Participant or Beneficiary feels that an error has been made with respect to his/her benefit under the Plan and has satisfied the requirements in Sec. 9.2.2, the Participant or Beneficiary (or such authorized representative) may file a claim in accordance with the claims procedure set forth in the summary created for the Plan or other claims procedure policy adopted by Maytag. Following the claims procedures through completion is a condition of filing an arbitration action under Sec. 9.3.2.

9.3.2	Arbitration. If a Participant or Beneficiary follows the claims procedure but his/her final appeal is denied, he/she will have one year to file an arbitration action with respect to that claim, and failure to meet the one-year deadline will extinguish his/her right to file an arbitration action with respect to that claim.

Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures will be settled by arbitration in accordance with the employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration will be made in writing to the opposing party and to the American Arbitration Association within one year after the claim, dispute or other matter in question has arisen. In no event will a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrator(s) will be final and may be enforced in any court of competent jurisdiction.

The arbitrator(s) may award reasonable fees and expenses to the prevailing party in any dispute hereunder and will award reasonable fees and expenses in the event that the arbitrator(s) find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

9.4	INDEMNIFICATION. Maytag and the Participating Affiliates jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee against any and all liabilities, losses, costs, or expenses (including legal fees) of whatsoever kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in the administration of the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost, or expense arises.

9.5	EXERCISE OF AUTHORITY. Maytag, the Board, the Compensation Committee of the Board, the ERISA Executive Committee, the Policy and Oversight Committee, the Investment Committee and any person who has authority with respect to the management, administration or investment of the Plan may exercise that authority in its/his/her full discretion. This discretionary authority includes, but is not limited to, the authority to make any and all factual determinations and interpret all terms and provisions of this document (or any other document established for use in the administration of the Plan) relevant to the issue under consideration. The exercise of authority will be binding upon all persons; and it is intended that the exercise of authority be given deference in all courts of law to the greatest extent allowed under law, and that it not be overturned or set aside by any court of law unless found to be arbitrary and capricious.

9.6	TELEPHONIC OR ELECTRONIC NOTICES AND TRANSACTIONS. Any notice that is required to be given under the Plan to a Participant or Beneficiary, and any action that can be taken under the Plan by a Participant or Beneficiary (including distribution consents, etc.), may be made or given by means of voice response or other electronic system to the extent so authorized by Maytag.

ARTICLE X

MISCELLANEOUS

10.1	NONASSIGNABILITY. Neither the rights of, nor benefits payable to, a Participant or Beneficiary under the Plan may be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Such interest and benefits will be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law. Notwithstanding the foregoing, the Plan will comply with any court order purporting to divide the benefits payable under this Plan pursuant to a state’s domestic relations laws to the extent permitted under Code § 409A. However, such court order shall be deemed to only apply to such amounts that actually become payable to a Participant under the terms of this Plan (and shall not create a separate interest in favor of the alternate payee).

10.2	WITHHOLDING. A Participant must make appropriate arrangements with Maytag or a Participating Affiliate for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, Maytag or a Participating Affiliate may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

10.3	SUCCESSORS OF MAYTAG. Any successor or assign of Maytag will succeed to the rights and obligations of Maytag under the Plan.

10.4	EMPLOYMENT NOT GUARANTEED. Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continued employment with Maytag or a Participating Affiliate.

10.5	GENDER, SINGULAR AND PLURAL. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.6	CAPTIONS. The captions of the articles, paragraphs and sections of this document are for convenience only and will not control or affect the meaning or construction of any of its provisions.

10.7	VALIDITY. In the event any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

10.8	WAIVER OF BREACH. The waiver by Maytag of any breach of any provision of the Plan will not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

10.9	NOTICE. Any notice or filing required or permitted to be given to Maytag or the Participant under this Agreement will be sufficient if made in writing and hand-delivered, or sent by registered or certified mail, in the case of Maytag, to the principal office of Maytag, directed to the attention of Maytag, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of Maytag. Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to Maytag may be permitted by electronic communication according to specifications established by Maytag.

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